Exhibit 10.2
SEPARATION AGREEMENT AND GENERAL RELEASE
This SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made as of November 7, 2024 and effective as of January 1, 2025 (the “Effective Date”) by and between Susan Panuccio (“Employee,” “you” or “your”) and News Corporation (the “Company”).
In consideration of the promises and conditions set forth below, and intending to be legally bound, you and the Company agree as follows:
1.Separation from Employment: You acknowledge that your role as Chief Financial Officer will end effective as of the close of business on January 1, 2025 and thereafter you will continue to serve as a non-executive Senior Advisor to the Company for a period ending as of the close of business on June 29, 2025 (the “Last Day”), pursuant to Section 8(d) of the Employment Agreement between you and the Company dated May 11, 2023 (the “Employment Agreement”). You acknowledge and agree that as of the Effective Date, you shall have no authority to bind the Company or any of the Company’s affiliates in any capacity, and you will not represent to anyone that you have such authority, unless you receive express, prior written authority from an authorized Company representative to do so. Effective as of the Effective Date, you hereby resign from all Company and Company affiliate committees and boards on which you sit and you agree to deliver any documentation of the same as may be requested by the Company. For the avoidance of doubt, the Company may relieve you of further duties for the Company and place you on a paid leave of absence at any time prior to the Last Day. Effective as of the Last Day, your employment with the Company will be terminated and the Employment Agreement is terminated and neither you nor the Company shall have any obligations thereunder except as specifically provided therein. Between the Effective Date and the Last Day you will continue to be paid your current gross base salary (annual rate of $1,700,000), less tax withholding and other deductions required by law, in accordance with the Company’s regular payroll practices and will continue to be eligible to participate in Company benefit plans in accordance with the terms thereof. You understand and agree that, as of the Last Day, you will no longer be eligible for or entitled to any of the benefits that the Company provides its employees, other than as expressly provided for herein.
2.Special Severance Benefits: If you sign this Agreement, do not timely revoke it, and comply with its terms, the Company will provide you (or, in the event of your death, your estate) with the following special severance benefits in full satisfaction of the Company’s obligations under Section 10(d) of the Employment Agreement:
(a)Through the second anniversary of the Last Day, the Company will continue to pay you your gross base salary (annual rate of $1,700,000) in bi-weekly installments, less tax withholding and other deductions required by law, in accordance with the Company’s regular payroll practices;
(b)No earlier than the Last Day and no later than September 15, 2025, the Company will pay to you your fiscal 2025 bonus based upon actual performance results, pro rated based on the number of days you are employed by the Company in fiscal 2025 compared to the total number of days in fiscal 2025 less tax withholding and other deductions required by law, in accordance with the Company’s regular payroll practices, in lieu of any amounts owed to you under Section 10(d)(iii) of the Employment Agreement;
(c)No earlier than June 30, 2025 and no later than September 15, 2025, the Company will pay to you a lump-sum payment in the gross amount of $2,700,000 less tax withholding and other deductions required by law, in accordance with the Company’s regular payroll practices, representing the target amount of your fiscal 2025 annual bonus;

(d)No earlier than June 29, 2026 and no later than September 15, 2026, the Company will pay to you a lump-sum payment in the gross amount of $2,700,000 less tax withholding and other deductions required by law, in accordance with the Company’s regular payroll practices, representing the target amount of your fiscal 2026 annual bonus;
(e)Your grants under the News Corporation 2013 Long Term Incentive Plan (the “Plan”) of the fiscal 2023-2025 performance stock units (“PSUs”) and fiscal 2024-2026 PSUs and the portions of the fiscal 2023-2025, 2024-2026 and 2025-2027 restricted stock units (“RSUs”) scheduled to vest in August 2025 and August 2026 (collectively, the “Vesting Awards”) will continue to vest subject to the terms and conditions of the Plan and the applicable grant agreements (except that any requirement for your continued service after the Last Day shall not apply). On the settlement dates otherwise specified in the applicable award agreements for the Vesting Awards, the Company will pay to you in the normal manner, the payout earned from these awards, if any. All grants and/or awards other than the Vesting Awards will be cancelled with no further payment to be made by the Company. Any vesting of awards and/or payments under this Section 2(e) will continue to be subject to the News Corporation Claw Back policies (comprising, as applicable, the Performance-Based Bonus Clawback Policy, the Incentive-Based Compensation Clawback Policy and the Discretionary Bonus Clawback Policy). You will not receive any additional grants of equity awards including PSUs or RSUs on or after the date hereof;
(f)The Company will pay or reimburse your applicable premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for continued medical, dental and vision coverage through the date that is 18 months following the Last Day (or such earlier date as your COBRA coverage terminates). The amounts of such payments or reimbursements shall be income to you for tax purposes; and
(g)The Company will not contest any claim you may make for unemployment insurance benefits arising out of your employment and the separation from that employment with the Company, though the Company will provide information concerning your receipt of severance if such information is requested by the applicable government agency.
You acknowledge that the special severance benefits stated above include compensation and benefits in addition to what you would otherwise be entitled to receive without signing this Agreement. The special severance benefits will not become due until on or after the Last Day. You further acknowledge and warrant that, except as explicitly provided in this Agreement, you are entitled to no additional payments of any type, including but not limited to wages, overtime, vacation, commission, bonus, severance, or sick days.
For the avoidance of doubt, in no event shall you be obligated to seek other employment or take any other action by way of mitigation of the payments and benefits payable to you hereunder, and such payments and benefits shall not be reduced by future compensation if you obtain other employment. For the avoidance of doubt, nothing herein shall be deemed to restrict your right to seek or accept employment with any other person or company after the Last Day.
3.Waiver and Release:
(a)Except as set forth in Sections 3(c) and 11 hereof, in exchange for the special severance benefits promised to you in this Agreement, and as a material inducement for that promise, you hereby WAIVE, RELEASE and FOREVER DISCHARGE the Company and/or related persons from any and all claims, rights and liabilities of every kind, whether or not you now know them to exist, which you ever had or may have arising out of your employment with the Company or termination of that employment through the date this Agreement is executed (or re-executed in accordance with Section 15 below). This WAIVER and RELEASE includes, but is not limited to, any claim for unlawful discrimination and/or retaliation under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, 42 U.S.C. § 1981, the New York State Executive Law, the New York City Administrative Code and any violation of any other federal, state or local constitution, statute, rule, regulation or ordinance, or for breach of contract, wrongful discharge, tort or other civil wrong. To the fullest extent permitted by law, you PROMISE NOT TO SUE or bring any charges, complaints or lawsuits related to the claims you are waiving by this Agreement against the Company and/or related persons in the future, individually or as a member of a class, and you will immediately withdraw with prejudice any such charges, complaints and lawsuits that you began before signing this Agreement. Nothing in this Agreement shall limit or restrict your right under the ADEA to challenge the validity of this Agreement in a court of law or enforce its terms.
(b)You fully understand and agree that, other than the Excluded Claims set forth in Section 3(c), this general release covers all claims of every nature and kind, known or unknown, suspected and unsuspected, vested or contingent, arising out of, or in any way connected with your employment with the Company. You fully understand that the purpose and effect of this Section 3(b) is so that, by this Agreement, you release any and all unknown and unsuspected claims. You expressly accept and assume the risk of the possibility of newly discovered additional or different facts or claims and agree that this Agreement shall be and remain effective notwithstanding such discovery.
(c)Notwithstanding the foregoing, this general release does not cover, and you have not waived or released, claims or rights that you may have against the Company by reason of, pursuant to and/or as otherwise provided by the language of documents related to: (i) indemnification under Section 12 of the Employment Agreement, and under the formation documents, charters, bylaws or applicable insurance policies of the Company, and/or under any other law or statute affording you a right of indemnification, each in accordance with the terms of those documents and applicable law; (ii) vested benefits under the Company’s Pension and Retirement Plan, the Company’s 401(k) Plan, the Company’s Supplemental Executive Retirement Plan, any deferred compensation benefit plan or any other employee benefit plan governed by the Employment Retirement Income Security Act of 1974 sponsored by the Company in which you participated during your employment; or (iii) enforcing the terms of this Agreement or the Vesting Awards (the “Excluded Claims”). In addition, nothing in this Agreement prevents or limits you from: (w) responding truthfully to a valid subpoena; (x) filing a charge or complaint with, providing information to, testifying before, participating in or otherwise assisting any investigation conducted by any governmental agency, including, without limitation, the Department of Labor, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, any state or local human rights agency, the National Labor Relations Board or the Securities and Exchange Commission; (y) communicating with law enforcement or an attorney retained by you; or (z) making other disclosures that are protected under the whistleblower provisions of any federal or state law or regulation with or without notice to the Company (items (w) through (z), the “Protected Activities”). Although this Agreement does not limit your right to receive an award for information provided to any government agency where such award is provided by the agency, you acknowledge and agree that this Agreement does release and waive any right to any payment, benefit, or other remedy from the Company other than the payments set forth expressly in this Agreement.
(d)If you violate this Agreement by the bringing or maintaining of any charges, claims, grievances, or lawsuits contrary to this Section 3 (including by failing to withdraw from any class or collective action), you will pay all costs and expenses of the Company in defending against such charges, claims or actions brought by you or on your behalf, including reasonable attorney’s fees, and will be required to give back, at the Company’s sole discretion, the value of anything paid by the Company in exchange for this Agreement. This Section 3(d), however, will not apply to any claim you may bring to enforce your rights under the ADEA. If the Company violates this Agreement, the Company will pay the reasonable costs and expenses you incur, including reasonable attorney’s fees, in enforcing your rights under this Agreement.
(e)As referred to in this Agreement, “the Company and/or related persons” includes, individually and collectively, News Corporation, its corporate parents, subsidiaries, affiliates and divisions, their respective successors and assigns, and all of their past and present directors, officers, representatives, shareholders, agents, employees, whether as individuals or in their official capacity, and the respective heirs and personal representatives of any of them.
(f)This WAIVER, RELEASE and PROMISE NOT TO SUE is binding on you, your heirs, legal representatives and assigns. It does not apply to any claim that may arise under the ADEA after the date that you sign this Agreement.
The release herein extends to all disputes of every nature and kind whether known or unknown, suspected or unsuspected, past or present, and whether or not they arise out of or are attributable to the circumstances of your employment with the Company. You acknowledge and agree that you are not presently asserting any claims against the Company and/or related persons the factual foundation for which involves discrimination, harassment or retaliation.
4.Employee Review Period: You have a period of up to 21 days to review and consider this Agreement. You may choose to accept this Agreement at any point during this 21-day period. The parties mutually agree that any changes or revisions of this Agreement, even if material, will not extend the 21-day period for you to review and consider this Agreement, which is mutually acknowledged to have begun on the first date written above. You are advised to consult with an attorney before you sign this Agreement.
5.Revocation; Effectiveness: You have the right to revoke this Agreement within 7 days of signing it. Your notice of revocation must be in writing and addressed and delivered to the attention of Ruth Allen, Chief Human Resources Officer, News Corporation, 1211 Avenue of the Americas, New York, New York 10036, by hand-delivery or by certified mail, return receipt requested, on or before the end of the 7-day period. This Agreement will not be effective or enforceable against the Company until 10 days after it has received your signed copy of this Agreement. If you timely revoke this Agreement, it will not become effective, and you will not receive the special severance benefits.
6.Pension and 401(k) Benefits: Your signing of this Agreement will have no effect on any rights you have or may have, if any, in the future to collect benefits under a pension plan or 401(k) plan you may have as a result of your employment with the Company. However, as of the “Last Day”, the Company will no longer make contributions to any pension, 401(k) or retirement savings plan you may have participated in during your employment.
7.Restrictive Covenants: Subject in all cases to the Protected Activities noted above, you acknowledge and agree that the covenants and agreements in Section 7(a) through 7(g) of the Employment Agreement survive your termination of employment and you hereby expressly ratify, reconfirm and agree to abide by such covenants and agreements.
8.Enforcement: You understand that the Company will have the right to sue you for violation of this Agreement and to collect monetary damages if a court finds that your violation of this Agreement resulted in any monetary loss to the Company and/or its affiliates. You agree that your violation of any of the terms of Section 7 of this Agreement will result in irreparable harm and continuing damage to the Company for which monetary damages may not provide an adequate remedy. Therefore, in addition to the Company’s right to sue you for money damages, you agree that the Company shall have the right to apply to a court for a temporary restraining order, and/or temporary or permanent injunction preventing you from violating the provisions of this Agreement. You hereby submit to the jurisdiction of the Supreme Court of the State of New York, and the United States District Court for the Southern District of New York, for the purpose of such enforcement and you waive, and agree not to assert, as a defense in any such action or proceeding, that you were not subject to the personal jurisdiction of any such court or that venue is improper for lack of residence, inconvenient forum or otherwise. You also agree that service of process (the method by which you may be served with any such court papers) may be made upon you by certified mail at your address last known to the Company. The Company may also have other rights and remedies it may have at any time against you, whether by law or under this Agreement. In the event of a breach of this Agreement, you agree to pay any costs and expenses, including reasonable attorneys’ fees, incurred by the Company in attempting to enforce its rights and your obligations under this Agreement.
9.Indemnity; Cooperation:
(a)Following the Last Day, the Company will defend and indemnify you to the same extent and according to the same terms and conditions that applied pursuant to Section 12(a) of the Employment Agreement when you were an active employee of the Company for any acts or omissions made by you in good faith in the course of your employment with the Company.
(b)For a period of three (3) years after the Last Day, and during all reasonable times thereafter, you will (a) fully cooperate with the Company and its affiliates in providing truthful testimony as a witness or a declarant in connection with any present, future or threatened litigation, administrative or arbitral proceeding involving the Company and/or its affiliates with respect to which you may have relevant information and (b) assist the Company and/or its affiliates during the investigatory and discovery phases (or prior thereto) of any judicial, administrative, internal, arbitral or grievance proceeding involving the Company and/or its affiliates and with respect to which you may have relevant information. The Company will, within thirty (30) days of your producing receipts satisfactory to the Company, reimburse you for any reasonable and necessary expenses incurred by you in connection with such cooperation. In addition, you shall reasonably cooperate with the Company’s requests for information (e.g., director & officer questionnaires). This Section 9(b) shall supersede Section 12 of the Employment Agreement.
10.No Other Assurances: You acknowledge that in deciding to sign this Agreement you have not relied on any promises, statements, representations or commitments, whether spoken or in writing, made to you by any Company, including without limitation any statements made about this Agreement or the reasons for your employment termination, except for what is expressly stated in this Agreement. This Agreement constitute the entire understandings and agreements between you and the Company, and replace and cancel all previous agreements and commitments, whether spoken or written, in connection with or related to the termination of your employment, offered severance benefits and all other matters described herein.
11.No Claims Representation: You represent and warrant that you are not aware of any factual or legal basis not already reported to the Company for any legitimate claim that the Company and/or related persons is in violation of any whistleblower, corporate compliance, or other regulatory obligation under international, federal, state or local law, rule or regulation. You represent and warrant that you have not filed, caused another to file, or suggested to another that he or she file any complaint against the Company and/or related persons with any international, federal state or local government agency, including without limitation the U.S. Department of Labor, the U.S. Occupational Safety and Health Administration, any state or federal tax authority, or any other agent, agency, department or branch of any government (the “Government”) asserting a claim or claims having any connection with your employment, including without limitation and claims for violations of any securities and/or tax laws, and/or retaliation and you represent and promise that you will not do so at any point in the future, either directly or indirectly (other than, for the avoidance of doubt, any Protected Activities, which are expressly permitted under Section 3(c)). You represent and warrant that you have not assigned, sold or in any way transferred any rights or claims you may have against the Company to another. The Company represents and warrants that no executive officer (as defined under U.S. Securities and Exchange Exchanges rules) of the Company or member of the Board of Directors of the Company is aware of any factual or legal basis for any legitimate claim that the Executive is in violation of any whistleblower, corporate compliance, or other regulatory obligation under international, federal, state or local law, rule or regulation.
12.Governing Law; Jurisdiction: This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of laws principles. Any action arising out of or relating to this Agreement will be brought and prosecuted only in that State. Each of the Company and you hereby consent to the jurisdiction and venue of any courts of or in New York County, New York.
13.Modification in Writing: No oral agreement, statement, promise, commitment or representation shall alter or terminate the provisions of this Agreement. This Agreement cannot be modified except by written agreement signed by both you and an authorized Company representative.
14.Severability: If any term, provision, covenant or restriction contained in this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or any other governmental regulatory or administrative agency or authority or arbitration panel to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.
15.No Admission of Liability: This Agreement does not constitute an admission of any unlawful discriminatory acts or liability of any kind by the Company and/or related persons, or anyone acting under their supervision or on their behalf. This Agreement may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.
16.Re-Execution (Bring-Down Release): On your Last Day, you must sign a copy of this Agreement and not timely revoke it in order for you to receive the special severance benefits set forth above in Section 2.
17.Change in Control: For the avoidance of doubt, the Company’s obligations under this Agreement shall continue following any change in control of or other transaction involving the Company. In the event there is a change in the ownership or effective control of the Company (as determined pursuant to Section 409A of the Internal Revenue Code (the “Code”)), the Company shall create a “rabbi” trust dedicated solely to paying the cash amounts then owed to you pursuant to Section 2 of this Agreement, and shall fund such rabbi trust with cash equal to such cash amounts immediately prior to the consummation of such change in ownership or effective control.
18.Section 409A:
(a)This Agreement is intended to comply with Section 409A of the Code, and will be interpreted accordingly.

(b)To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Additionally, to the extent that your receipt of any in-kind benefits from the Company or its affiliates must be delayed pursuant to this Section due to your status as a “specified employee”, you may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company (or its affiliates) for the fair market value of such benefits (as determined by the Company in good faith) during such period. Any amounts paid by you pursuant to the preceding sentence shall be reimbursed to you (with interest thereon) as described above on the date that is six months following your separation from service.
(c)Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.
(d)The Company shall consult with you in good faith regarding the implementation of the provisions of this Section. Without limiting the generality of the foregoing, you shall notify the Company if you believe that any provision of this Agreement (or of any award of compensation, including equity compensation, or benefits) would cause you to incur any additional tax under Code Section 409A and, if the Company concurs with such belief after good faith review or the Company independently makes such determination, then the Company shall, after consulting with you, use reasonable best efforts to reform such provision to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.
(e)Any amount that you are entitled to be reimbursed for any business-related expenses borne by employee under this Agreement will be reimbursed to you as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred. Expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.
(f)Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(g)Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the Executive’s termination of employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made on a monthly basis.
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19.Acknowledgement: By signing this Agreement, you acknowledge and adopt the following declaration:
I, Susan Panuccio, acknowledge that I have carefully read and considered this Agreement; that I have been given the opportunity to review this Agreement with legal or other advisors of my choice; that I understand that by signing this Agreement I RELEASE legal claims and WAIVE certain rights; and that I freely and voluntarily consent to all terms of this Agreement with full understanding of what they mean. I further acknowledge and agree that I am signing this Agreement based solely on the statements contained herein and not in reliance on any statements made to me that are not set forth in this Agreement.

SUSAN PANUCCIO	NEWS CORPORATION

/s/ Susan Panuccio	By:	/s/ Ruth Allen
Name: Ruth Allen
Title: Chief Human Resources Officer